Exhibit 99.1

Contact:    Gary Levine
Chief Financial Officer
CSP Inc.
Tel: 978.663.7598 ext. 1200
Fax: 978.663.0150

CSP Inc. Reports Third-Quarter Fiscal 2013 Financial Results

Announces Dividend of $0.10 Per Share

BILLERICA, MA, August 7, 2013 - CSP Inc. (NASDAQ: CSPI), a provider of IT solutions, systems integration services and dense cluster computing systems, today reported financial results for the third quarter of fiscal 2013 ended June 30, 2013.

The Company also announced that its board of directors has voted to pay a quarterly dividend of $0.10 per share to shareholders of record August 21, 2013 payable August 30, 2013.

Management Comments
“While we performed well in the first half of the year, and have good expectations for the fourth quarter, we had a difficult comparison with the third quarter of fiscal 2012 due to the $2 million in Systems segment royalty revenue related to the E-2D that we recorded in that quarter,” said Victor Dellovo, CSP Inc. president and chief executive officer. “At the same time, we made significant progress in the execution of our growth strategy.”

“Looking ahead to fiscal 2014 at our Systems segment, we expect to receive royalty revenue related to five planes as part of Lot 1 of full-rate production of the E-2D. We expect to ship the parts for those planes by the end of the current fiscal year.

“At Service and Systems Integration, weakness in Germany due to order timing, a slight year-over-year decline in the UK, and the negative effect of foreign currency more than offset very strong sales growth in the US,” continued Dellovo. “As a result of our aggressive efforts to ramp up marketing efforts, expand our sales force, and work closely with manufacturers to obtain sales leads, we recorded more than $1 million in revenue from new customers in the US in the quarter.”

“We are focused on becoming a global partner to our customers by cross-selling between Modcomp's geographic locations, and we are now beginning to see orders come in from this effort. By leveraging our worldwide engineering resources through cross-selling, we are enhancing margins and increasing utilization rates. We also are beginning to generate a growing number of customers to our Network Operations Center, or NOC. In addition, we see exciting opportunities to capitalize on the trend toward cloud computing, and we have important partnerships with host cloud providers Amazon, Google and Microsoft.”

“Looking forward, we expect that our Service and Systems Integration segment will resume the strong year-over-year growth in the fourth quarter that we had reported in the first half of the year. While we expect that our Systems segment will continue to be challenged for the remainder of the year, fiscal 2014 is shaping up to be a good year as a result of expected royalty payments for the E-2D. Our new growth strategy already is starting to yield results, and we plan to continue to leverage our ability to cross sell across the organization to drive higher revenue and profitability,” concluded Dellovo.

Exhibit 99.1

Financial Results

For the third quarter of fiscal 2013, revenue declined 15% year over year to $19.0 million. For the first nine months of fiscal 2013, revenue increased 5% year over year to $65.7 million. Foreign exchange had a positive $100,000 effect on revenue for the three-month period and a negative $100,000 effect on revenue for the nine-month period.

Gross margin for the third quarter was 20% compared with 23% in the third quarter of fiscal 2012, primarily due to a lower mix of sales from the Systems business, including reduced royalty revenues. Gross margin for the first nine months of fiscal 2013 was 21% compared with 24% in the prior-year period.

Net loss for the third quarter was $478,000, or $0.14 per share, compared with net income of $774,000, or $0.22 per diluted share, in the third quarter of fiscal 2012. Net income for the first nine months of fiscal 2013 was $377,000, or $0.11 per diluted share, compared with $1.7 million or $0.48 per diluted share in the first nine months of fiscal 2012.

Cash and short-term investments decreased from $20.5 million at fiscal year end to $20.2 million at the end of the third quarter of 2013. The Company paid out approximately $1.0 million in dividends in the first nine months of the year. CSP's cash position may vary significantly from quarter to quarter due to the high working capital requirements needed to fund large projects at both its Systems and its Services and Systems Integration segments.

Conference Call Details
CSP Chief Executive Officer Victor Dellovo and Chief Financial Officer Gary W. Levine will host a conference call at 10:00 a.m. (ET) today to review CSP's financial results and provide a business update. To listen to a live webcast of the call, please visit the “Investor Relations” section of the Company's website at www.cspi.com. Individuals may also listen to the call via telephone, by dialing (877) 407-5790 or (201) 689-8328. For interested parties unable to participate in the live call, an archived version of the webcast will be available for approximately one year on CSP's website.

About CSP Inc.

Based in Billerica, Massachusetts and founded in 1968, CSP Inc. and its subsidiaries develop and market IT integration solutions and high-performance computer systems to meet the diverse requirements of our industrial, commercial, and defense customers worldwide.

CSP's Systems segment includes the MultiComputer Division, which designs and manufactures commercial high-performance computer signal processing systems for a variety of complex real time applications in defense and commercial markets.  The Company's MODCOMP Inc. subsidiary, also part of its Service and Systems Integration segment was founded in 1970, and has offices in the U.S., U.K. and Germany. Modcomp provides solutions and services for complex IT environments including storage and servers, unified communications solutions, IT security solutions and consulting services. More information about CSP is available on the company's website at www.cspi.com.

To learn more about MODCOMP, Inc., consult www.modcomp.com.

Exhibit 99.1

Safe Harbor

The Company wishes to take advantage of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995 with respect to statements that may be deemed to be forward-looking under the Act. Such forward-looking statements may include, but are not limited to, expect to ship the parts for those planes by the end of the current fiscal year expect to receive royalty revenue related to five planes as part of Lot 1 of full-rate production of the E-2D in Fiscal Year 2014 and our Service and Systems Integration segment will resume the strong year-over-year growth in the fourth quarter our Service and Systems Integration segment will resume the strong year-over-year growth in the fourth quarter. The Company cautions that numerous factors could cause actual results to differ materially from forward-looking statements made by the Company. Such risks include general economic conditions, market factors, competitive factors and pricing pressures, and others described in the Company's filings with the SEC. Please refer to the section on forward-looking statements included in the Company's filings with the Securities and Exchange Commission.

Exhibit 99.1

CSP INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	June 30, 2013	September 30, 2012
Assets
Current assets:
Cash and short-term investments	$20,246	$20,493
Accounts receivable, net	12,491	12,145
Officer life insurance settlement receivable	—	2,172
Inventories	5,192	6,276
Other current assets	4,295	3,620
Total current assets	42,224	44,706
Property, equipment and improvements, net	1,344	991
Other assets	5,702	5,369
Total assets	$49,270	$51,066

Liabilities and Shareholders’ Equity
Current liabilities	16,432	18,168
Pension and retirement plans	9,128	9,431
Non-current liabilities	1,101	426
Shareholders’ equity	22,609	23,041
Total liabilities and shareholders’ equity	$49,270	$51,066

Exhibit 99.1

CSP INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)

	For the three months ended,		For the nine months ended,
	June 30, 2013	June 30, 2012	June 30, 2013	June 30, 2012
Sales:
Product	$14,783	$16,328	$49,625	$43,607
Service	4,250	6,026	16,101	18,869
Total sales	19,033	22,354	65,726	62,476

Cost of Sales:
Product	12,284	13,899	41,184	37,274
Service	2,914	3,226	10,763	10,435
Total cost of sales	15,198	17,125	51,947	47,709

Gross profit	3,835	5,229	13,779	14,767

Operating expenses:
Engineering and development	437	444	1,261	1,301
Selling, general & administrative	4,065	3,580	11,790	10,828
Total operating expenses	4,502	4,024	13,051	12,129

Operating income (loss)	(667)	1,205	728	2,638

Other income (expense), net	2	(32)	36	(102)

Income (loss) before income taxes	(665)	1,173	764	2,536
Income tax expense (benefit)	(187)	399	387	859

Net income (loss)	$(478)	$774	$377	$1,677

Net income (loss) attributable to common stockholders	$(468)	$759	$369	$1,647

Income (loss) per share - basic	$(0.14)	$0.23	$0.11	$0.49
Weighted average shares outstanding - basic	3,396	3,366	3,378	3,362

Income (loss) per share - diluted	$(0.14)	$0.22	$0.11	$0.48
Weighted average shares outstanding - diluted	3,396	3,418	3,432	3,405